ARTICLES OF INCORPORATION

                                       OF

                              M.B.A. HOLDINGS, INC.


     That we, the undersigned, have this day associated ourselves for the purpose of forming a corporation under the laws of the State of Nevada pursuant to Nevada Revised Statutes Chapter 78, and do hereby adopt the following Articles of Incorporation.

                                    ARTICLE I
                               Name of Corporation

     The name of this Corporation shall be M.B.A. Holdings, Inc..

                                   ARTICLE II
                                 Resident Agent

     This Corporation hereby appoints Corporate Services Company, 516 South 4th Street, Las Vegas, Nevada 89101 with a mailing address of P.O. Box 7346, Las Vegas, Nevada 89125-2346 as Resident Agent of this Corporation. The Board of Directors may, at any time, effect the revocation of this or any other appointment of such agent.

                                   ARTICLE III
                                      Stock

     The authorized capital stock of this Corporation shall be: eighty million (80,000,000) shares of Common Stock having a par value of $0.001 per share and twenty million (20,000,000) shares of Preferred Stock, having a par value of $0.001 per share. The board of directors is authorized to fix and determine in a resolution the classes, series and numbers of each class or series as provided in NRS 78.195 and 78.196.

                                   ARTICLE IV
                               Board of Directors

     The business and affairs of this Corporation shall be conducted by a Board of Directors of not less than one (1) nor more than seven (7) members, as established from time to time by said Board. The following named persons and their addresses shall constitute the first Board of Directors, the size of which is set at 3:

Gaylen Brotherson
8925 North 83rd Street
Scottsdale, Arizona 85258

Judy Brotherson
8925 North 83rd Street
Scottsdale, Arizona 85258

Shelly Beesley
1630 East Hale Street
Mesa, Arizona 85203

                                    ARTICLE V
                                  Incorporator

     The incorporator of the Corporation and his address is as follows:

Gary R. Blume, Esq.
Gary R. Blume, P.C.
11801 North Tatum Boulevard, Suite 108
Phoenix, Arizona 85028

     IN WITNESS WHEREOF, the undersigned have caused these Articles to be executed as of the 17th day of June 1996.


/s/Gary R. Blume

STATE OF ARIZONA    )
                    )  ss
County of Maricopa  )

     On this, the 17TH day of JUNE 1996 before me, the undersigned Notary Public, personally appeared Gary R. Blume, known to me to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same for the purposes therein contained.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

                                        /s/ Lori A. VanDaele
                                        Notary Public

My Commission Expires:

      11/04/99

                   ACCEPTANCE OF APPOINTMENT BY RESIDENT AGENT
                                       FOR
                              M.B.A. HOLDINGS, INC.

     CORPORATE SERVICES COMPANY , having been designated to act as Resident Agent, hereby consents to act in that capacity for the above named corporation in accordance with applicable law.


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Signature of Resident Agent          MANAGER

DATED: JUNE 18, 1996